Filed Pursuant to Rule 433
Registration No. 333-260578
Issuer Free Writing Prospectus dated May 8, 2023
Relating to Preliminary Prospectus Supplement dated May 8, 2023

APPLE INC.
FINAL PRICING TERM SHEET

4.421% Notes due 2026 (“2026 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,000,000,000
Maturity:	May 8, 2026
Coupon:	4.421%
Price to Public:	100.000%
Interest Payment Dates:	May 8 and November 8, commencing November 8, 2023
Day Count Convention:	30/360
Benchmark Treasury:	3.750% due April 15, 2026
Benchmark Treasury Yield:	3.721%
Spread to Benchmark Treasury:	70 basis points
Yield:	4.421%
Redemption:
Prior to May 8, 2024, Apple Inc. may at its option redeem the 2026 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple Inc. and its consolidated subsidiaries (together “Apple”) (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2026 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 Notes being redeemed (assuming that such notes matured on May 8, 2024), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2026 Notes) plus 12.5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after May 8, 2024, Apple Inc. may at its option redeem the 2026 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2026 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 8, 2023
Settlement Date:	May 10, 2023 (T+2)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.22 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 ES5 / US037833ES58
Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. Great Pacific Securities Loop Capital Markets LLC R. Seelaus & Co., LLC

4.000% Notes due 2028 (“2028 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,500,000,000
Maturity:	May 10, 2028
Coupon:	4.000%
Price to Public:	99.807%
Interest Payment Dates:	May 10 and November 10, commencing November 10, 2023
Day Count Convention:	30/360
Benchmark Treasury:	3.500% due April 30, 2028
Benchmark Treasury Yield:	3.493%
Spread to Benchmark Treasury:	55 basis points
Yield:	4.043%
Redemption:
Prior to April 10, 2028, Apple Inc. may at its option redeem the 2028 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2028 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 Notes being redeemed (assuming that such notes matured on April 10, 2028), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2028 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after April 10, 2028, Apple Inc. may at its option redeem the 2028 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 8, 2023
Settlement Date:	May 10, 2023 (T+2)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.22 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 ET3 / US037833ET32
Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. Great Pacific Securities Loop Capital Markets LLC R. Seelaus & Co., LLC

4.150% Notes due 2030 (“2030 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$500,000,000
Maturity:	May 10, 2030
Coupon:	4.150%
Price to Public:	99.729%
Interest Payment Dates:	May 10 and November 10, commencing November 10, 2023
Day Count Convention:	30/360
Benchmark Treasury:	3.500% due April 30, 2030
Benchmark Treasury Yield:	3.495%
Spread to Benchmark Treasury:	70 basis points
Yield:	4.195%
Redemption:
Prior to March 10, 2030, Apple Inc. may at its option redeem the 2030 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2030 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes being redeemed (assuming that such notes matured on March 10, 2030), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2030 Notes) plus 12.5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after March 10, 2030, Apple Inc. may at its option redeem the 2030 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2030 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 8, 2023
Settlement Date:	May 10, 2023 (T+2)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.22 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 EU0 / US037833EU05
Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. Great Pacific Securities Loop Capital Markets LLC R. Seelaus & Co., LLC

4.300% Notes due 2033 (“2033 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,000,000,000
Maturity:	May 10, 2033
Coupon:	4.300%
Price to Public:	99.911%
Interest Payment Dates:	May 10 and November 10, commencing November 10, 2023
Day Count Convention:	30/360
Benchmark Treasury:	3.500% due February 15, 2033
Benchmark Treasury Yield:	3.511%
Spread to Benchmark Treasury:	80 basis points
Yield:	4.311%
Redemption:
Prior to February 10, 2033, Apple Inc. may at its option redeem the 2033 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2033 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2033 Notes being redeemed (assuming that such notes matured on February 10, 2033), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2033 Notes) plus 12.5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 10, 2033, Apple Inc. may at its option redeem the 2033 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2033 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 8, 2023
Settlement Date:	May 10, 2023 (T+2)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.22 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 EV8 / US037833EV87
Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. Great Pacific Securities Loop Capital Markets LLC R. Seelaus & Co., LLC

4.850% Notes due 2053 (“2053 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,250,000,000
Maturity:	May 10, 2053
Coupon:	4.850%
Price to Public:	99.499%
Interest Payment Dates:	May 10 and November 10, commencing November 10, 2023
Day Count Convention:	30/360
Benchmark Treasury:	4.000% due November 15, 2052
Benchmark Treasury Yield:	3.802%
Spread to Benchmark Treasury:	108 basis points
Yield:	4.882%
Redemption:
Prior to November 10, 2052, Apple Inc. may at its option redeem the 2053 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2053 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2053 Notes being redeemed (assuming that such notes matured on November 10, 2052), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2053 Notes) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after November 10, 2052, Apple Inc. may at its option redeem the 2053 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2053 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 8, 2023
Settlement Date:	May 10, 2023 (T+2)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.22 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 EW6 / US037833EW60
Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. Great Pacific Securities Loop Capital Markets LLC R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Barclays Capital Inc. toll-free at 1-888-603-5847, or J.P. Morgan Securities LLC collect at 1-212-834-4533, or by contacting Apple Inc.’s Investor Relations at investor_relations@apple.com.

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